LICENSE AGREEMENT
                      (PGA TOUR - HOME FURNISHINGS PROGRAM)


         This is an Agreement between Keller Manufacturing Company, Inc., a corporation organized under the laws of the state of Indiana, having its principal place of business at 701 North Water Street, Corydon, Indiana 47112 ("Licensee"), and PGA TOUR Licensing, a Georgia partnership, having a principal place of business at 320 Interstate North, Suite 102, Atlanta, Georgia 30339 ("PGA TOUR Licensing").

         WHEREAS PGA TOUR Licensing represents licensing interests of the PGA TOUR, Inc. ("PGA TOUR") and has exclusive domestic rights, as representative, to license for commercial purposes the use of certain indicia.

         WHEREAS Licensee desires to be licensed to utilize certain indicia in connection with the manufacture, distribution and sale of certain products, and PGA TOUR Licensing is willing, subject to certain conditions, to grant such a license.

         NOW, THEREFORE, in consideration of the parties' mutual covenants and undertakings, and other good and valuable consideration the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. DEFINITIONS

          (a) The "Licensed Indicia" means the names, trademarks, service marks, abbreviations, slogans, designs, logos and other symbols associated with or referring to PGA TOUR, including any registrations that may exist therefor. Licensed Indicia includes those in Appendix B.

          (b) "Licensed Articles" means the products listed in Appendix C and bearing Licensed Indicia.

          (c) "Territory" extends to the United States of America, its territories and possessions, and the Commonwealth of Puerto Rico. Licensee shall not distribute or sell Licensed Articles outside the Territory, or to any person or entity that Licensee knows or has reason to know intends or is likely to resell Licensed Articles outside the Territory, without prior approval of PGA TOUR.

          (d) "Premium" means any product bearing Licensed Indicia sold or given away for the purposes of increasing the sale, promoting, or publicizing any other product, service or establishment, including incentives for sales force, trade or consumer promotions.

          (e) "Retail Sales" means the sale of Licensed Articles directly to or for approved retail outlets, mail order, or catalogs, where the Licensed Articles are ultimately sold to consumers. Retail Sales does not include the sale or distribution of Licensed Articles as Premiums, which requires separate agreements executed by PGA TOUR Licensing with both the manufacturer and user of the Premium.

          (f) "Net Sales" means the total gross invoice amounts of the Licensed Articles billed customers or payments received, whichever is greater, including the royalty amount, less lawful quantity discounts actually allowed and taken as such by customers and shown on the invoice, less any credits for returns actually made as supported by credit memoranda issued to customers, and less sales taxes and prepaid transportation charges on Licensed Articles if shipped by Licensee. No deduction shall be made for direct or indirect costs incurred in the manufacturing, selling, advertising (including cooperative and promotional allowances) or distributing the Licensed Articles, nor shall any deduction be made for uncollectible accounts, cash discounts, similar allowances or any other amounts.

2. GRANT OF LICENSE

          (a) Grant: PGA TOUR Licensing grants to Licensee the nontransferable license to use the Licensed indicia on the Licensed Articles for Retail Sales in the Territory during the Term. The rights granted herein shall be exclusive regarding Case Goods, including bedroom, dining room and casual dining; and nonexclusive regarding Occasional Furniture (e.g., cocktail tables, end tables, entertainment centers, etc.). This license applies only to:

               (1)  The Licensed Indicia in Appendix B.

               (2)  The Licensed Articles described in Appendix C.

          (b) Term: This Agreement shall be in effect on the last date of signature below and shall expire on December 31, 2001, unless terminated sooner or extended in the manner provided in this Agreement.

          (c) Renewal: Upon expiration, Licensee shall have the option to renew this Agreement for an additional three (3) year term, subject to Licensee's satisfactory performance of all obligations under this Agreement and mutual agreement of the parties.

          (d) Limitation on License: This license is subject to the following additional limitations.

               (1) Licensee shall not use the Licensed Indicia for any purpose other than upon or in connection with the approved Licensed Articles listed in Appendix C. Any additions to the Licensed Articles and/or new deigns shall be submitted in writing to PGA TOUR Licensing and samples shall be submitted to PGA TOUR Licensing for prior written approval. Licensee shall, upon request by PGA TOUR Licensing, immediately recall any unauthorized products or designs from the marketplace, and destroy or submit to PGA TOUR Licensing at Licensee's expense said products or designs, at PGA TOUR Licensing's option.

               (2) Licensee shall not provide any method of application of Licensed Indicia to any party unless PGA TOUR Licensing authorizes Licensee to provide said application under the terms of an authorized manufacturer's agreement.

               (3) Licensee shall not contract with any party for the production of Licensed Articles or application of Licensed Indicia by that party ("Manufacturer") without PGA TOUR Licensing's written authorization. In the event that Licensee desires to have a Manufacturer produce one or more Licensed Article, or any component thereof which bears the Licensed Indicia, Licensee shall provide PGA TOUR Licensing with the name, address, telephone number and name of the principal contact of the proposed Manufacturer. PGA TOUR Licensing must approve any Manufacturer, in writing, and the Manufacturer must execute an authorized manufacturer's or supplier's agreement provided by PGA TOUR Licensing prior to use of the Licensed Indicia. In addition, Licensee shall take the steps necessary to ensure the following: Manufacturer produces the Licensed Articles only as and when directed by Licensee, which remains fully responsible for ensuring that the Licensed
          Articles are manufactured in accordance with the terms herein including approval; Manufacturer does not distribute, sell or supply the Licensed Articles to any person or entity other than Licensee; Manufacturer does not delegate in any manner whatsoever its obligations with respect to the Licensed Articles. Licensee's failure to comply with this Paragraph may result in termination of this Agreement and/or confiscation and seizure of Licensed Articles by PGA TOUR Licensing in its sole discretion. PGA TOUR Licensing hereby reserves the right to terminate in its sole discretion the engagement of any Manufacturer at any time.

               (4) Licensee shall not engage in the direct shipment of off-shore manufactured Licensed Articles to distributors, wholesalers, retailers, etc. Licensee must take receipt of Licensed Articles at the applicable U.S. port of entry.

               (5) Licensee shall not manufacture, sell, or distribute articles bearing Licensed Indicia as Premiums, for publicity purposes, for fund raising, as giveaways, in combination sales, or for disposal under similar methods of merchandising. Licensee shall not use any of the Licensed Indicia in connection with any sweepstake, lottery, game of chance or any similar promotional or sales program. In the event Licensee desires to use Licensed Articles for acceptable promotional purposes, Licensee shall obtain written approval from PGA TOUR Licensing.

               (6) Licensee shall not use the Licensed Indicia in connection with names, marks or likenesses of PGA TOUR or Senior PGA TOUR players, or any other person or entity unless Licensee has obtained written authorization to use the same in connection with the Licensed Indicia, and such use has been approved in writing by PGA TOUR Licensing.

               (7) PGA Tour Licensing will have the right to approve  Licensee's
          opening   wholesale   price  points,   which   approval  will  not  be
          unreasonably withheld.

3. EXCLUSIVITY

     Except with regard to the Licensed Articles as specified in Paragraph 2(a) and Appendix C, nothing in this Agreement shall be construed to prevent PGA TOUR Licensing from granting any other licenses for use of the Licensed Indicia.

4. PERFORMANCE / DISTRIBUTION

     Licensee agrees to use its best efforts to provide for the broadest possible distribution of Licensed Articles throughout the Territory, consistent with its marketing and distribution plans. Licensee agrees to maintain adequate inventories of Licensed Articles as an essential part of its distribution program. Licensee shall obtain prior approval of its marketing plan and anticipated distribution channels and outlets through PGA TOUR Licensing.

5. PAYMENTS

          (a) Rate: Licensee shall pay to PGA TOUR Licensing the applicable royalty rate set forth in Appendix A. The royalties paid ("Royalty Payments") shall be based upon Net Sales, as defined in Paragraph 1(f), of all items containing the Licensed Indicia sold during the Term and any renewal, and during the period allowed pursuant to Paragraph 17.

          (b) For purposes of determining the Royalty Payments, sales shall be deemed to have been made at the time of invoicing or billing for Licensed Articles or at the time of delivery thereof, whichever comes first.

          (c)  Royalty  Payments  shall  be (i)  paid by  Licensee  to PGA  TOUR
     Licensing  on all  Licensed  Articles  (including  without  limitation  any seconds, irregulars, etc. distributed by Licensee pursuant to the provisions of Paragraph 11(c) of this Agreement) distributed by Licensee or any of its affiliated, associated or subsidiary companies even if not billed or billed at less than the usual Net Sales price for such Licensed Articles, and (ii) based upon the Net Sales price for such Licensed Articles generally charged the trade by Licensee.

          (d) In the event Licensee sells or distributes Licensed Articles at a special price directly or indirectly to itself, including without limitation, any subsidiary of Licensee, or to any other person, firm or corporation related in any manner to licensee or its officers, directors or major stockholders, or to an exclusive distributor, Licensee shall pay Royalty Payments with respect to such sales or distribution based upon the Net Sales price generally charged the trade by Licensee.

          (e)  Advance  and  Minimum  Payments:  Licensee  shall pay to PGA TOUR
     Licensing  an  Advance  and  a  Minimum  Guarantee.   The  Advance  is  the
     nonrefundable amount which Licensee shall pay to PGA TOUR Licensing upon execution of this Agreement, which will be credited against the Minimum Guarantee. The Minimum Guarantee is the minimum amount of royalties Licensee shall pay to PGA TOUR Licensing during the Term. The Advance and Minimum Guarantee schedules are listed in Appendix A.

6. MULTIPLE ROYALTIES

     PGA TOUR Licensing recognizes that Licensee may be subject to other license agreements which, together with this Agreement, would subject certain Licensed Articles to one or more additional royalty payments. Royalty Payments required to be paid to PGA TOUR Licensing for Licensed Articles may be reduced by mutually agreed upon amounts set forth in writing.

7. STATEMENT, PAYMENTS AND PENALTIES

          (a) On or before the twentieth (20th) day of each month, Licensee shall submit to PGA TOUR Licensing, in a format agreed upon by PGA TOUR Licensing, full and accurate statements showing the quantity, description, and Net Sales of the Licensed Articles distributed and/or sold during the preceding month, and including any additional information kept in the normal course of business by the Licensee which is appropriate to enable an independent determination of the amount due hereunder. All Royalty Payments then due PGA TOUR Licensing shall be made simultaneously with the submission of the statements. Such statements shall be submitted whether or not they reflect any sales.

          (b) Failure to submit timely or accurate statements and/or Royalty Payments shall result in an additional charge of 1 1/2% per month on any balance unpaid as of the applicable reporting period.

          (c) The receipt and/or acceptance by PGA TOUR Licensing of the statements furnished or Royalty Payments, or the cashing of any royalty checks paid hereunder, shall not preclude PGA TOUR Licensing from questioning the correctness thereof at any time. In the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be rectified by the Licensee and the appropriate payment shall be made by the Licensee.

          (d) Licensee shall, unless otherwise directed in writing by PGA TOUR Licensing, send all Royalty Payments and accounting reports to:

           Bill Battle
           PGA TOUR Licensing
           320 Interstate North, Suite 102
           Atlanta, GA 30339

8. OWNERSHIP OF LICENSED INDICIA AND PROTECTION OF RIGHTS

          (a) Licensee acknowledges and agrees that PGA TOUR owns or has the right to use the Licensed Indicia in Appendix B and any registrations therefor, as well as any indicia adopted and used or approved for use by PGA TOUR, and that each of the Licensed Indicia is valid, and that PGA TOUR has the exclusive right to use each of its Licensed Indicia subject only to the revocable license to use the Licensed Indicia. Licensee acknowledges the validity of the state and federal registrations PGA TOUR owns, obtains or acquires for its Licensed Indicia. Licensee shall not, at any time, file any trademark application with the United States Patent and Trademark Office, or with any other governmental entity, anywhere in the world, for the Licensed Indicia, whether or not such Licensed Indicia are identified in Appendix B. Licensee shall not use any of the Licensed Indicia, in whole or in part, or any similar mark as, or as part of, a trademark, service mark, trade name, fictitious name, company or corporate name anywhere in the world. Any trademark or service mark registration obtained or applied for that contains the Licensed Indicia or any similar mark shall be transferred to PGA TOUR without compensation, and at the expense of Licensee.

          (b) Licensee shall not oppose or seek to cancel or challenge, in any forum, including, but not limited to, the United States Patent and Trademark Office, any mark, application or registration of PGA TOUR. Licensee shall not object to, or file any action or lawsuit because of, any use by PGA TOUR of any Licensed Indicia for any goods or services, whether such use is by PGA TOUR directly or through different licensees or authorized users.

          (c) Licensee recognizes the great value of the good will associated with the Licensed Indicia and acknowledges that such good will belongs to PGA TOUR, and that such Licensed Indicia have inherent and/or acquired distinctiveness. Licensee shall not, during the term of this Agreement or thereafter, attack the property rights of PGA TOUR, attack the validity of this Agreement, or use the Licensed Indicia or any similar mark in any manner other than as licensed hereunder.

          (d) Licensee agrees to assist PGA TOUR Licensing in the protection of the Licensed Indicia and shall provide, at reasonable cost to be borne by PGA TOUR Licensing or PGA TOUR, any evidence, documents, and testimony concerning the use by Licensee of any one or more of the Licensed Indicia, which PGA TOUR Licensing may request for use in obtaining, defending, or enforcing rights in any Licensed Indicia or related application or registration. Licensee shall notify PGA TOUR Licensing in writing of any infringements or imitations by others of the Licensed Indicia of which it is aware. As between Licensee and PGA TOUR Licensing, PGA TOUR Licensing shall have the sole right to determine whether or not any action shall be taken on account of any such infringements or imitations. Licensee shall not institute any suit or take any action on account of any such infringements or imitations without first obtaining the written consent of PGA TOUR Licensing to do so. Licensee agrees that it is not entitled to share in any proceeds received by PGA TOUR Licensing or PGA TOUR (by settlement or otherwise) in connection with any formal or informal action brought by PGA TOUR Licensing, PGA TOUR or other entity.

          (e) Nothing in this Agreement gives Licensee any right, title, or interest in any Licensed Indicia except the right to use in accordance with the terms of this Agreement. Licensee's use of any Licensed Indicia inures to the benefit of PGA TOUR.

          (f) Licensee acknowledges that any original designs, artwork or other compilations or derivatives ("Works") created by it pursuant to this Agreement that contain the Licensed Indicia are compilations or derivatives as those terms axe used in Section 103 of the Copyright Act. Therefore, any rights, including copyrights, that Licensee might have in those original Works do not extend to any portion or aspect of the Licensed Indicia or any derivatives thereof, and do not in any way dilute or affect the interests of PGA TOUR in the Licensed Indicia or any derivatives thereof. Accordingly, Licensee shall not copy, use, assign or otherwise transfer any rights in any Works with any portion or aspect of the Licensed Indicia or any derivatives thereof included, except in accordance with this Agreement. Licensee shall not affix a copyright notice to any product bearing Licensed Indicia, or otherwise attempt to obtain or assert copyright rights in any artwork or design which contains Licensed Indicia, without the express written authorization of PGA TOUR Licensing.

          (g) Licensee acknowledges that its breach or threatened breach of this Agreement win result in immediate and irremediable damage to PGA TOUR Licensing and/or PGA TOUR and that money damages alone would be inadequate to compensate PGA TOUR Licensing and/or PGA TOUR. Therefore, in the event of a breach or threatened breach of this Agreement by Licensee, PGA TOUR Licensing and/or PGA TOUR may, in addition to other remedies, immediately obtain and enforce injunctive relief prohibiting the breach or threatened breach or compelling specific performance. In the event of any breach or threatened breach of this Agreement by Licensee or infringement of any rights of PGA TOUR, if PGA TOUR Licensing and/or PGA TOUR employ attorneys or incur other expenses, Licensee shall reimburse PGA TOUR Licensing and/or PGA TOUR for their reasonable attorney's fees and other expenses.

9. DISPLAY AND APPROVAL OF LICENSED INDICIA

          (a) Licensee shall use the Licensed Indicia properly on all Licensed Articles, as well as labels, containers, packages, tags, and displays (collectively "Packaging"), and in all print advertisements and promotional literature, television and radio commercials, and press releases (collectively "Advertising"). On all visible Packaging and Advertising, the Licensed Indicia shall be emphasized in relation to surrounding material by using a distinctive type face, color, underlining, or other technique approved by PGA TOUR Licensing. Wherever appropriate, the Licensed Indicia shall be used as a proper adjective, and the common noun for the product shall be used in conjunction with the Licensed Indicia. The proper symbol to identify the Licensed Indicia as a trademark (i.e., the circled "R" symbol if the Licensed Indicia is registered in the United States Patent and Trademark Office or the "TM" symbol if not so registered) shall be placed adjacent to each Licensed Indicia.

          (b) PGA TOUR Licensing will provide to Licensee guidance on the proper use of the Licensed Indicia, including the guidelines set forth in Appendix
     D. A true representation or example of any proposed use by Licensee of any of the Licensed Indicia listed, in any visible or audible medium, and all proposed products, Packaging and Advertising containing or referring to any Licensed Indicia, shall be submitted at Licensee's expense to PGA TOUR Licensing for approval prior to such use. Licensee shall not use any Licensed Indicia in any form or in any material disapproved or not approved by PGA TOUR Licensing.

          (c) Licensee shall display on each Licensed Article or its Packaging and Advertising the trademark and license notices required by PGA TOUR Licensing's written instructions in effect as of the date of manufacture.

10. DISPLAY OF OFFICIAL TAG

          (a) Licensee shall, prior to distribution or sale of any Licensed Article, affix to each Licensed Article, its Packaging and Advertising an "Officially Licensed Products" tag in the form prescribed by PGA TOUR Licensing ("Official Tag"). In addition, Licensee shall affix its name to each Licensed Article, its Packaging and Advertising. Licensee shall obtain Official Tags from one or more suppliers authorized by PGA TOUR Licensing to produce those tags.

          (b) Licensee is responsible for affixing the Official Tag to each Licensed Article, its Packaging and Advertising. Licensee shall not provide Official Tags to any third party for any purpose whatsoever, without prior written approval by PGA TOUR Licensing.

          (c) Licensee agrees to defend, indemnify and hold harmless PGA TOUR Licensing, PGA TOUR, and those Indemnified Parties set forth in Paragraph 14 from a liability claims, costs or damages, including but not limited to any liability for the conversion or wrongful seizure of any of the Licensed Articles not containing the Official Tag and Licensee's name as required by this Paragraph. This provision is in addition to and in no way limits Paragraph 14.

11. PROCEDURE FOR PRODUCT SUBMISSION AND APPROVAL

          (a) Licensee understands and agrees that it is an essential condition of this Agreement to protect the high reputation enjoyed by PGA TOUR, and that the products and designs sold, promoted, or advertised in association with any of the Licensed Indicia shall be of high and consistent quality, subject to the approval and continuing supervision and control of PGA TOUR Licensing. All products, Packaging and/or designs containing the Licensed Indicia must receive written quality control approval by PGA TOUR Licensing as provided herein.

          (b) The description of each Licensed Article to be sold under each of the Licensed Indicia are set out in Appendix C, or in an attachment to Appendix C; and guidelines regarding the Licensed Indicia are set out in Appendix D. Licensee agrees to adhere strictly to the descriptions and guidelines for each Licensed Article sold under each of the Licensed Indicia.

          (c) Prior to the manufacture, distribution or sale of any product, Packaging, or design containing the Licensed Indicia, Licensee shall submit to PGA TOUR Licensing, at Licensee's expense, pictures, illustrations or other renderings, and product specifications, of each product, Packaging and/or design, and shall submit or make available for inspection a mutually agreed-upon number of actual products as they would be produced for sale. If PGA TOUR Licensing approves in writing the product, Packaging and/or design, the same shall be accepted to serve as an example of quality for that product, Packaging and/or design, and production quantities may be manufactured by Licensee in strict conformity with the approved sample. Licensee shall not depart from the approved quality standards in any material respect without the prior written approval of PGA TOUR Licensing. Products not meeting those standards, including seconds, irregulars, etc., shall not be sold or distributed under any circumstances without PGA TOUR Licensing's prior written consent.

          (d) Licensee may only use the Licensed Indicia as depicted in Appendix B and approved in the manner set forth herein. Licensee may not modify the Licensed Indicia without the express written approval of PGA TOUR Licensing. The use of the Licensed Indicia in conjunction with original artwork supplied by the Licensee requires the express written approval of PGA TOUR Licensing. Licensee may submit sketches of proposed artwork for preliminary approval before submitting finished samples; provided, however, that such preliminary approval shall not relieve Licensee from its product and design approval obligations as stated in this Agreement.

          (e) Upon request by PGA TOUR Licensing at any other time, in addition to any other requirement, Licensee shall submit or make available for inspection such mutually agreed-upon number of each product, Packaging and/or design sold under the Licensed Indicia as may be necessary for PGA TOUR Licensing to examine and test to assure compliance with the quality and standards for products, Packaging and/or designs approved herein.

          (f) If PGA TOUR Licensing notifies Licensee of any defect in any product or Packaging, or of any deviation from the approved use of any of the Licensed Indicia, Licensee shall have fifteen (15) days from the date of notification from PGA TOUR Licensing to correct every noted defect or deviation. Defective products, Packaging and/or designs in Licensee's inventory shall not be sold or distributed and shall, upon request by PGA TOUR Licensing, be immediately recalled from the marketplace and destroyed or submitted to PGA TOUR Licensing, at PGA TOUR Licensing's option and at Licensee's expense. However, if it is possible to correct all defects in the products, Packaging and/or designs in Licensee's inventory, such products, Packaging or designs may be sold after all defects are corrected. PGA TOUR Licensing and/or its authorized representatives shall have the right at reasonable times without notice to inspect Licensee's plants, warehouses, storage facilities and operations related to the production of Licensed Articles.

          (g) Upon request by PGA TOUR Licensing and by mutual consent, Licensee shall provide a mutually agreed-upon number of Licensed Articles to be used by PGA TOUR Licensing and PGA TOUR staff for promotional purposes.

          (h) PGA TOUR Licensing and/or PGA TOUR shall have the right to purchase Licensed Articles at most favored customer wholesale pricing levels, at any time during the Term or any renewals.

12. NO JOINT VENTURE OR ENDORSEMENT OF LICENSEE

     Nothing herein contained shall be construed to place the parties in the relationship of partners, joint venturers, or agents, and Licensee shall have no power to obligate or bind PGA TOUR Licensing or PGA TOUR in any manner whatsoever. Although PGA TOUR Licensing retains the right to approve the use of the Licensed Indicia and the quality of the Licensed Articles, neither PGA TOUR Licensing nor PGA TOUR is in any way a guarantor of the quality of any product produced by Licensee. Licensee shall neither state nor imply, directly or indirectly, that the Licensee or its activities, other than under this license, are supported, endorsed or sponsored by PGA TOUR Licensing or by PGA TOUR and, upon direction of PGA TOUR Licensing or PGA TOUR, shall issue express disclaimers to that effect.

13. INFRINGEMENT

     Licensee represents and warrants to PGA TOUR Licensing that all designs and products submitted for approval are not subject to any valid patent, copyright, trademark or any other proprietary rights of any non-consenting third party. Neither PGA TOUR Licensing nor PGA TOUR shall be liable as the result of activities by Licensee under this Agreement for infringement of any patent, copyright, trademark or other right belonging to any third party, or for damages or costs involved in any proceeding based upon any such infringement, or for any royalty or obligation incurred by Licensee because of any patent, copyright, or trademark held by a third party.

14. INDEMNIFICATION AND INSURANCE

          (a) Licensee is solely responsible for, and will defend, indemnify and hold harmless PGA TOUR Licensing, PGA TOUR, each of their affiliated entities, and their respective officers, agents, and employees (collectively "Indemnified Parties") from any claims, demands, causes of action or damages, including reasonable attorney's fees, arising out of (i) any unauthorized use of or infringement of any patent, copyright, trademark or other proprietary right by Licensee in connection with the designs and Licensed Articles covered by this Agreement, (ii) alleged defects or deficiencies in said Licensed Articles or the use thereof, or false advertising, fraud, misrepresentation or other claims related to the Licensed Articles not involving a claim of right to the Licensed Indicia,
     (iii) the unauthorized use of the Licensed Indicia or any breach by Licensee of this Agreement, (iv) libel or slander against, or invasion of the right of privacy, publicity or property of, or violation or misappropriation of any other right of any third party, and/or (v) agreements or alleged agreements made or entered into by Licensee to effectuate the terms of this Agreement. The indemnifications hereunder shall survive the expiration or termination of this Agreement.

          (b) Prior to the first sale of any Licensed Article, Licensee shall obtain, and thereafter maintain, Commercial General Liability insurance, including product and contractual liability insurance, providing adequate protection for the Indemnified Parties as additional insured parties on License's policy against any claims, demands, or causes of action and damages, including reasonable attorney's fees, arising out of any of the circumstances described in Paragraph 14(a) above. Such insurance policy shall not be canceled or materially changed in form without at least thirty
     (30) days written notice to PGA TOUR Licensing. PGA TOUR Licensing shall be furnished with a certificate of such insurance and endorsements in the form prescribed by PGA TOUR Licensing. Licensee agrees that such insurance policy or policies shall provide coverage of one million dollars ($1,000,000) for personal and advertising injury, bodily injury and property damage arising out of each occurrence, or Licensees standard insurance policy limits, whichever is greater. However, recognizing that the aforesaid amounts may be inappropriate with regard to specific classes of goods, it is contemplated that PGA TOUR Licensing may make reasonable adjustment to the foregoing amounts. Any adjustment must be confirmed in writing by PGA TOUR Licensing.

          (c) PGA TOUR Licensing and PGA TOUR are responsible for, and will defend, indemnify and hold harmless Licensee and its respective officers, agents, and employees from any claims, demands, causes of action or damages, including reasonable attorney's fees, arising out of a claim by any third party disputing PGA TOUR Licensing's rights to use or license the Licensed Indicia, or alleging infringement of Licensed Indicia by Licensee in connection with its production and distribution of Licensed Articles authorized by this Agreement; provided, however, that Licensee notifies PGA TOUR Licensing promptly in writing of the claim and permits PGA TOUR Licensing and PGA TOUR to defend, compromise or settle the claim. The indemnifications hereunder shall survive the expiration or termination of this Agreement.

15. RECORDS AND RIGHT TO AUDIT

          (a) Licensee shall, keep, maintain and preserve in its principal place of business during the Term, any renewal periods and at least three (3) years following termination or expiration, complete and accurate books, accounts, records and other materials covering all transactions related to this Agreement in a manner such that the information contained in the statements referred to in Paragraph 7 can be readily determined including, without limitation, customer records, invoices, correspondence and banking, financial and other records in Licensee's possession or under its control. PGA TOUR Licensing and/or its duly authorized representatives shall have the right to inspect and audit all materials related to this Agreement, which right to inspect and audit shall include the conduct of normal audit tests of additional Licensee records including those covering "non-licensed" sales to verify that they are not sales covered by this Agreement. In addition to the materials required by normal accounting practices, Licensee must retain detail of PGA TOUR licensed sales to the invoice number level for audit purposes, and invoices must indicate the PGA TOUR name beside each Licensed Article.

          (b) Such materials shall be available for inspection and audit (including photocopying) at any time during the Term, any renewal periods and at least three (3) years following termination or expiration during reasonable business hours and upon at least five (5) days notice by PGA TOUR Licensing and/or its representatives. Licensee will cooperate and will not cause or permit any interference with PGA TOUR Licensing and/or its representatives in the performance of their duties of inspection and audit. PGA TOUR Licensing and/or its representatives shall have free and full access to said materials for inspection and audit purposes.

          (c) Following the conduct of the audit, Licensee shall take immediate steps to timely resolve all issues raised therein, including payment of any monies owing and due. Should an audit indicate an underpayment of 10% or more or an underpayment of $20,000 or more of the royalties due PGA TOUR Licensing, the cost of the audit shall be paid by Licensee. Payment of the audit cost is in addition to the full amount of any underpayment including interest as provided in Paragraph 7(b), to be paid by Licensee. Licensee must cure any contract breaches discovered during the audit, provide amended reports if required, and submit the amount of any underpayment including interest and, if applicable, the cost of the audit within thirty
     (30) days from the date of the conduct of the audit.

16. TERMINATION

          (a) PGA TOUR Licensing shall have the right to terminate this Agreement without prejudice to any other rights it may have, whether under the provisions of this Agreement, in law, in equity or otherwise, upon written notice to Licensee at any time should any of the following defaults occur:

               (1)   Licensee   does  not  begin  the  bona  fide   manufacture,
          distribution, and sale of Licensed Articles within one (1) year of the date of this Agreement.

               (2) Licensee fails to continue the bona fide manufacture, distribution, and sale of Licensed Articles during the Term. If during any calendar quarter of the Term, Licensee fails to sell any of the Licensed Articles, PGA TOUR Licensing may terminate this Agreement with respect to said Licensed Article by giving written notice.

               (3) Licensee fails to make any payment due or fails to deliver any required statement, and fails to cure this default within fifteen
          (15) days from receipt of notice from PGA TOUR Licensing.

               (4) The amounts stated in the periodic statements furnished pursuant to Paragraph 7 are significantly or consistently understated.

               (5) Licensee fails to resolve any issue raised in connection with any audit.

               (6) Licensee fails to pay its liabilities when due, or makes any assignment for the benefit of creditors, or files any petition under any federal or state bankruptcy statute, or is adjudicated bankrupt or insolvent, or if any receiver is appointed for its business or property, or if any trustee in bankruptcy shall be appointed under the laws of the United States government or the several states.

               (7) Licensee attempts to grant or grants a sublicense or attempts to assign or assigns any right or duty under this Agreement to any person or entity without the prior written consent of PGA TOUR Licensing.

               (8) Licensee or any related entity manufactures, distributes or sells any product infringing or diluting the trademark, property or any other right of any third party.

               (9) Licensee fails to deliver to PGA TOUR Licensing or maintain in full force and effect the insurance referred to in Paragraph 14(b).

               (10) Any governmental agency or court of competent jurisdiction finds that the Licensed Articles are defective in any way, manner or form.

               (11) Licensee discontinues its business as it is now conducted.

               (12) Licensee manufactures, distributes or sells Licensed Articles of quality lower than the samples approved, or manufactures, distributes, sells or uses Licensed Articles or Licensed Indicia in a manner not approved or disapproved by PGA TOUR Licensing, and fails to cure this default within fifteen (15) days from receipt of notice from PGA TOUR Licensing.

               (13) Licensee breaches any provision in this Agreement, and fails to cure this default within fifteen (15) days from receipt of notice from PGA TOUR Licensing.

               (14) Licensee fails to affix to each Licensed Article, its Packaging and Advertising an Official Tag and Licensee name in the manner provided in Paragraph 10, and fails to cure this default within fifteen (15) days from receipt of notice from PGA TOUR Licensing.

          (b) PGA TOUR Licensing shall have the right to modify Appendices B or D of this Agreement upon written notice to Licensee. Any such modification of Appendices will be subject to Licensee's right to dispose affected inventory under Paragraph 17.

          (c) The entire unpaid balance of all payments owing and due under this Agreement shall immediately become due and payable upon termination.

17. EFFECT OF EXPIRATION OR TERMINATION / DISPOSAL OF INVENTORY

          (a) Effect of Expiration or Termination: After expiration or termination of this Agreement for any reason, Licensee shall refrain from further use of any of the Licensed Indicia or any similar mark, including any geographic reference or depiction, directly or indirectly, or any derivation of the Licensed Indicia or a similar mark, except as provided in Paragraph 17(b), or unless expressly authorized by PGA TOUR Licensing.
     Until payment to PGA TOUR Licensing of any monies due it, PGA TOUR Licensing shall have a lien on any units of Licensed Articles not then disposed of by Licensee and on any monies due Licensee from any jobber, wholesaler, distributor, or other third parties with respect to sales of Licensed Articles.

          (b) Disposal of Inventory: After expiration or termination of this Agreement, Licensee shall have no further right to manufacture Licensed Articles or other products utilizing the Licensed Indicia, but may continue to distribute its remaining inventory of Licensed Articles in existence at the time of expiration or termination for a period of ninety (90) days, provided all statements (including Final Statement) and payments then due have been delivered and that during the disposal period Licensee delivers all statements and payments due in accordance with Paragraph 7 and complies with all other terms and conditions of this Agreement. Licensee may request an additional period of ninety (90) days to dispose of inventory if necessary. Said request will not be unreasonably denied. Notwithstanding the foregoing, Licensee shall not manufacture, sell or distribute any Licensed Articles after the expiration or termination of this Agreement because of (a) departure of Licensee from the quality and style approved by PGA TOUR Licensing under this Agreement; (b) failure of Licensee to obtain product or design approval; or (c) a default under Paragraph 16.

18. FINAL STATEMENT

     Thirty (30) days before the expiration of this Agreement, Licensee shall furnish to PGA TOUR Licensing a statement showing the number and description of Licensed Articles on hand or in process. If this license is terminated for any reason, such statement shall be furnished within fifteen (15) days after notice of termination. PGA TOUR Licensing reserves the right to conduct physical inventories to ascertain or verify the amount of remaining inventory.

19. SURVIVAL OF RIGHTS

          (a) The terms and conditions of this Agreement necessary to protect the rights and interests of PGA TOUR in its Licensed Indicia including, but not limited to, Licensee's obligations under Paragraph 14, shall survive the termination or expiration of this Agreement.

          (b) The terms and conditions of this Agreement requiring Licensee to furnish PGA TOUR Licensing with reports, statements, or accounts and payment of monies due to PGA TOUR Licensing, and providing PGA TOUR Licensing with the right to examine and make copies of Licensee's books and records to determine or verify the correctness and accuracy of Licensee's reports, statements, accounts or payments shall survive the termination or expiration of this Agreement.

          (c) The term and conditions of this Agreement providing for any activity following the effective date of termination or expiration of this Agreement shall survive until such time as those terms and conditions have been fulfilled or satisfied.

20. NOTICES

     All notices and statements to be given and all payments to be made, shall be given or made to the parties at their respective addresses set forth herein, unless notification of a change of address is given in writing. Any notice shall be sent by first class mail, or by mailgram, telex, TWX, telegram, any nationally recognized overnight delivery service or by telecopy, and shall be deemed to have been given at the time it is mailed or sent.

21. CONFORMITY TO LAW

          (a) Licensee shall comply with such guidelines, policies, and/or requirements as PGA TOUR Licensing may announce from time to time, including without limitation guidelines, policies and/or requirements contained in periodic PGA TOUR Licensing bulletins. Licensee shall comply with all laws, regulations and standards relating or pertaining to the manufacture, sale, advertising or use of the Licensed Articles and shall maintain the highest quality and standards. Licensee shall comply with the requirements of any regulatory agencies (including without limitation the United States Consumer Product Safety Commission) which shall have jurisdiction over the Licensed Articles.

          (b) Licensee undertakes and agrees to obtain and maintain all required permits and licenses at Licensee's expense.

          (c) Licensee shall pay all federal, state and local taxes due on or by reason of the manufacture, distribution or sale of any Licensed Articles.

22. SEVERABILITY

     The determination that any provision of this Agreement is invalid or unenforceable shall not invalidate this Agreement, and the remainder of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

23. NON-ASSIGNABILITY

     This Agreement is personal to Licensee, and Licensee shall not sublicense or franchise any of its rights. Neither this Agreement nor any of Licensee's rights shall be sold, transferred or assigned by Licensee without PGA TOUR Licensing's prior written approval, and no rights shall devolve by operation of law or otherwise upon any assignee, receiver, liquidator, trustee or other party. Subject to the foregoing, this Agreement shall be binding upon any approved assignee or successor of Licensee and shall inure to the benefit of PGA TOUR Licensing its successors and assigns.

24. NO WAIVER, MODIFICATION, ETC.

     This Agreement, including appendices, constitutes the entire agreement and understanding between the parties and cancels, terminates, and supersedes any prior agreement or understanding relating to the subject matter hereof between Licensee, PGA TOUR Licensing and PGA TOUR. There are no representations, promises, agreements, warranties, covenants or understandings other than those contained herein. None of the provisions of this Agreement may be waived or modified, except expressly in writing signed by both parties. However, failure of either party to require the performance of any term in this Agreement or the waiver by either party of any breach shall not prevent subsequent enforcement of such term nor be deemed a waiver of any subsequent breach.

25. THIRD PARTY BENEFICIARY

     PGA TOUR shall be deemed to have rights as a third party beneficiary of this Agreement.

26. MISCELLANEOUS

     When necessary for appropriate meaning, a plural shall be deemed to be the singular and singular shall be deemed to be the plural. The attached appendices are an integral part of this Agreement. Paragraph headings are for convenience only and shall not add to or detract from any of the term or provisions of this Agreement. This Agreement shall be construed in accordance with the laws of the state of Georgia, which shall be the sole jurisdiction for any disputes. This Agreement shall not be binding on PGA TOUR Licensing until signed by an officer of PGA TOUR Licensing.

         IN WITNESS WHEREOF, the parties hereto have signed this Agreement.

LICENSEE:  KELLER MANUFACTURING COMPANY, INC.



By:  Steven W. Robertson [Seal]
     (Signature of officer, partner, or individual
     duly authorized to sign)

Title: Sr. V.P.

Date: 3/25/98


PGA TOUR LICENSING



By:___________________________________
     (Signature of President or officer duly
     authorized to sign)

Title:__________________________________

Date: 3/24/98


APPENDIX A
ROYALTY FEE SCHEDULE

                       LICENSED                                              MINIMUM
PROPERTY               ARTICLES                   ROYALTY                   GUARANTEE                  ADVANCE

                       See App. C                   5%                         N/A                       N/A

PGA TOUR

SENIOR
PGA TOUR

                                   APPENDIX B
                                LICENSED INDICIA


PGA TOUR owns or has the right to license the use of the following Licensed Indicia.


VERBIAGE
--------

PGA TOUR
SENIOR PGA TOUR

GRAPHICS
--------
GRAPHIC I                                              GRAPHIC II
[Insignia of the PGA Tour.                             [Insignia of the Senior PGA Tour.
Rectangular  box with the term "Tour"                  Rectangular  box with "PGA" and "TOUR"
written  vertically along the left side and the        written in the same manner as Graphic I.
term "PGA" written horizontally along the              The term "SENIOR" is written horizontally
top.  A silhouette image of a male golfer at           about the term "PGA".  A silhouette image
the top of his swing is beside the vertically          of a male golfer at the top of his swing is
written "Tour"]                                        beside the vertically written "TOUR" just as
                                                       in Graphic I, however,  this image is in
                                                       knickers  and  wearing a hat whereas,  the
                                                       image in  Graphic  I is in long  pants and
                                                       hatless.]


Any additions to or derivations of the Licensed Indicia shown above must be approved by PGA TOUR Licensing and added to the Agreement by addendum. Composite logos (e.g., featuring sponsors such as Michelob, O'Douls, etc.) are not included in the Agreement.

                                   APPENDIX C

LICENSED
ARTICLES
--------

Exclusive
---------

Case Goods, including bedroom, dining room and casual dining

Nonexclusive
------------

Occasional Furniture (e.g., cocktail tables, end tables, entertainment centers, etc.).

                                   APPENDIX D
                           LICENSED INDICIA GUIDELINES

PGA TOUR
--------

1. Logo samples and PMS requirements are set forth in Appendix B. Uses of the Licensed Indicia shall conform to the samples.

2. Prominent uses of the PGA TOUR Licensed Indicia include a "(R)" symbol, denoting the same as a registered trademark.

3. Uses of the PGA TOUR name shall in all cases be styled in all capital letters.

4.   The PGA letters are not to be  punctuated  with periods  (i.e.,  not P.G.A.
     Tour).

5. All promotional and advertisement materials, using or incorporating the Licensed Indicia shall be tasteful and professional, and shall not include any claims which are inaccurate or deceptive in any way.

6. Any questions regarding proper usages of the Licensed Indicia should be discussed in advance with the PGA TOUR Licensing staff.


SENIOR PGA TOUR
---------------

1. Logo samples and PMS requirements are set forth in Appendix B. Uses of the Licensed Indicia shall conform to the samples.

2. Prominent uses of the SENIOR PGA TOUR Licensed Indicia shall include a "(TM)" symbol, denoting the same as a trademark.

3. Uses of the SENIOR PGA TOUR name shall in all cases be styled in all capital letters.

4.   The PGA letters are not to be  punctuated  with periods  (i.e.,  not P.G.A.
     TOUR).

5. All promotional and advertisement materials using or incorporating the Licensed Indicia shall be tasteful and professional, and shall not include any claims which are inaccurate or deceptive in any way.

6. Any questions regarding the proper usages of the Licensed Indicia should be discussed in advance with the PGA TOUR Licensing staff.